UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:March 16, 2022

(Date of earliest event reported)

The Eastern Company
(Exact name of Registrant as specified in its charter)

Connecticut	001-35383	06-0330020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 Bridge Street, Naugatuck, Connecticut	06770
(Address of principal executive offices)	(Zip Code)

(203) 729-2255

 (Registrant’s telephone number, including area code)

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2)

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	EML	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2022, The Eastern Company (the “Company”) announced that John L. Sullivan III will retire from his office as Vice President and Chief Finance Officer of the Company effective at the close of business on May 15, 2022. The Company announced that Mr. Sullivan has agreed to continue to serve the Company as an employee from May 16, 2022 through June 4, 2022.

On March 17, 2022, the Company announced that Peter O’Hara, age 56, has been appointed as Chief Financial Officer of the Company effective May 16, 2022. Prior to joining Eastern, Mr. O’Hara served as Vice President of Finance at Navistar, Inc., a truck manufacturer, from September 2014 to March 2022. Prior to joining Navistar, Inc., Mr. O’Hara was Senior Vice President & Corporate Treasurer at Estee Lauder from April 2010 to September 2014. Previously, Mr. O’Hara was Assistant Treasurer for Amgen, a Managing Director at GMAC, and a Regional Treasurer at GM Treasurer’s Office.

On March 16, 2022, the Company entered into an offer letter (the “Offer Letter”) with Mr. O’Hara providing for at-will employment with the Company, with a start date of April 4, 2022 and service as Chief Financial Officer beginning May 16, 2022. The Offer Letter provides for a base salary of $425,000 per year. The Offer Letter also provides that Mr. O’Hara will be eligible for (a) annual incentive compensation based on the achievement of annual financial goals, with target incentive compensation equal to 40% of base salary, and (b) a long-term incentive award equal to 40% of base salary and subject to vesting and the achievement of long-term financial goals, with an award agreement to be provided in January 2023. The Offer Letter also provides for benefits including health and dental plans and flexible spending accounts, life insurance, short- and long-term disability and long-term care coverage, subject to applicable waiting periods, and participation in the Company’s 401(k) plan, including an automatic 3% Company contribution and a 50% matching contribution up to 3% or more of compensation.

The Company entered into a Termination Agreement (the “Termination Agreement”) with Mr. O’Hara on March 16, 2022. The purpose of the Termination Agreement is to provide termination benefits to Mr. O’Hara should he become terminated by the Company. Should Mr. O’Hara be terminated by the Company for any reason other than “Good Reason,” or if there is a constructive termination, he is entitled to receive a lump-sum payment of his annual base salary plus an estimate of his annual bonus for the year in which the termination date occurs and to vesting of all equity and equity-based awards. Such benefits are contingent upon Mr. O’Hara’s timely execution of a non-competition agreement and a release and waiver of claims in favor of the Company.

The foregoing description of the Termination Agreement is qualified in its entirety by the full text of the Termination Agreement, which is filed herewith as Exhibits 10.1

There are no arrangements or understanding between Mr. O’Hara and any other persons pursuant to which he was selected as an officer, he has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On March 17, 2022, the Company issued a press release announcing the retirement of Mr. Sullivan and the appointment of Mr. O’Hara as Chief Financial Officer. A copy of the press release is furnished herewith and Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Title

10.1	Termination Agreement, dated as of March 16, 2022, between the Company and Peter O’Hara.

99.1	Press Release issued by The Eastern Company, dated March 17, 2022.

104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

The Eastern Company

Date: March 17, 2022	By:	/s/John L. Sullivan III
John L. Sullivan III Vice President and Chief Financial Officer